Exhibit (a)(5)(B)

                             TRANS-LUX CORPORATION
                              110 Richards Avenue
                             Norwalk, CT 06856-5090
                                 (203) 853-4321



                                                          February 14, 2007

Dear Noteholder:

    Enclosed for your consideration is an Offering Circular dated February 14, 2007 (the "Offering Circular") and the related Letter of Transmittal (the "Letter of Transmittal") relating to an offer to exchange (the "Exchange Offer") 133 shares of Trans-Lux Corporation (the "Company") Common Stock ("Common Stock") for each $1,000 principal amount of its currently outstanding 8 1/4% Limited Convertible Senior Subordinated Notes due 2012 (the "Notes"). The offer is for up to $9,000,000 principal amount, or 50%, of the $17,958,000 outstanding principal amount of the Notes, to the extent such Notes are properly tendered and not withdrawn prior to the expiration of the Exchange Offer. If more than $9,000,000 principal amount of the Notes are tendered, all tenders will be accepted on a pro rata basis unless the Company elects to accept all such tendered Notes. The Company expects to announce any final proration factor within seven business days after the expiration date.

    The Notes pay interest at the rate of 8 1/4% per annum and Noteholders who tender will still receive the regularly scheduled semi-annual interest payment on March 1, 2007.

    The Exchange Offer is voluntary on your part. We believe no taxable gain or loss will be recognized by any Noteholder who accepts the Exchange Offer.

    Full details of the terms and conditions of the Exchange Offer, which expires March 15, 2007, are contained in the Offering Circular which we encourage you to read.

    Important: If you require further information concerning the Exchange Offer, please contact Trans-Lux Corporation directly by writing to Ms. Angela
D. Toppi, Secretary, Trans-Lux Corporation, 110 Richards Avenue, Norwalk, Connecticut 06856-5090 or email to atoppi@trans-lux.com or by calling (203) 853-4321.

                                                        Very truly yours,



                                                        TRANS-LUX CORPORATION